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                                                                   Exhibit 10.37

                                 HOMESTORE, INC.

August 1, 2003


Patrick Whelan

                            RE: SEPARATION AGREEMENT

Dear Pat:

      This letter agreement ("Agreement") between Patrick Whelan ("You" or "you") and Homestore, Inc. (the "Company") confirms the terms of your separation from employment and offers you the separation compensation described below in exchange for a release and waiver of claims.

      1. Separation Date. You and the Company have agreed that your last date of employment with the Company will be December 31, 2003 (the "Separation Date"), through which time you will continue to receive your regular base pay salary, less applicable payroll deductions. Prior to your Separation Date, you will continue to carry out your current employment duties for the Company through September 30, 2003. On September 30, 2003, you shall resign from your position as an officer of the Company and all subsidiaries and affiliates of the Company, effective September 30, 2003. Thereafter for a period of three (3) months (October 1, 2003 through December 31, 2003), you will remain as an employee of the Company and agree to be available to answer questions, provide guidance and perform other duties that do not require more than a nominal amount of time. During that period, from October 1, 2003 through December 31, 2003, you will work from home and be available by phone, fax or email, and in person, if necessary.

      2. Acknowledgment of Payment of Wages. On your Separation Date, you will receive from the Company a final paycheck less applicable state and federal payroll deductions, which includes all wages, salary, ESPP, submitted expense reimbursements, accrued vacation and any similar payments due you from the Company as of the Separation Date. On your receipt of payment, you acknowledge and agree that the foregoing payment, excluding the compensation set forth in paragraph 3 below, is in full satisfaction of all accrued salary, vacation pay, profit-sharing, or other compensation to which you may be entitled by virtue of your employment with the Company.

      3. Separation Compensation. For your separation compensation, the Company agrees to pay you twelve (12) months of your base salary, equal to $325,000, less applicable state and federal payroll deductions, payable in a lump sum within five (5) business days after the Separation Date. The Company will also directly pay for the cost of your COBRA premiums, in which you were participating, for a period of twelve (12) months following your Separation Date. In addition, you


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are entitled to receive Company-paid executive outplacement services not to exceed $10,000.00, which bills will be submitted to and paid directly by the Company. As of the Separation Date, the following stock option grants provided to you by the Company shall become fully vested: 337,500 issued on January 17, 2002 at an exercise price of $2.25; 825,000 options issued on January 24, 2002 at an exercise price of $1.76; and 37,500 options issued on March 31, 2003 at an exercise price of $0.56. You will have the right to exercise all of the above-referenced stock options until the close of business on December 31, 2005. You will also receive a cash bonus payment in the amount of $162,500.00 payable within five (5) business days following your Separation Date. This bonus payment represents any and all bonuses you may be entitled to from the Company. You acknowledge that you are receiving the compensation outlined in this section in consideration for the release and waiver of claims set forth in Section 8 of this Agreement. At your option, you may elect to receive either or both the separation payment and bonus payment referenced in this paragraph on September 30, 2003 rather than on your Separation Date.

      4. Agreement Not to Solicit. For a period of two (2) years after your Separation Date, you agree you will not solicit or seek to induce any employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.

      5. Return of Company Property. You represent and warrant to the Company that you will have returned to the Company all tangible property or data of the Company of any type whatsoever that has been in your possession or control. Notwithstanding the foregoing, you may retain any personal computer, cell phone and related equipment in your possession.

      6. Cooperation with the Company. Following termination of your Employment with the Company, you agree to reasonably cooperate with the Company, e.g., clarify questions and historical information, for the transition of your duties. Such requests will not be unduly demanding or burdensome.

      7. Confidential Information. You acknowledge that as a result of your employment with the Company, you have had access to the Company's Proprietary Information, as that term is defined in the Confidentiality Agreement (the "Confidentiality Agreement") executed by you. You understand and agree that you continue to be bound by the Confidentiality Agreement, that you will hold all Proprietary Information in the strictest confidence, and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that on your Separation Date, you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information, and that you will not retain any such documents or data or any reproduction thereof.

      8. Waiver of Claims. In exchange for the promises of the Company set forth in this Agreement and the compensation provided to you in accordance with
Section 3, you hereby release and waive any and all claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subsidiaries, parents, affiliates, successors, and assigns (collectively referred to as "Releasees"), whether known or not known, up through the later of the date you sign this Agreement or the Separation Date. This includes, without limitation, claims for wrongful discharge and other tort claims, claims of breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional


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distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims Title VII of the 1964 Civil Rights Act, as amended. This waiver and release also applies to claims under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act and any other applicable state, federal and municipal laws and or statutes. In addition, by signing below, both parties expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OR EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      9. Nondisparagement. You agree that you will not say or write anything detrimental about the Company, its products or services, or about any of the Releasees listed in Section 8 above. Provided, however, that this Section 9 shall not apply at times when you are required to testify, or otherwise give information due to legal process or investigation, if such testimony or information given could be deemed to be disparaging in any form. The Executive Management Team agrees not to say or write anything detrimental about you.

      10. Legal and Equitable Rights. You agree that the Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Releasees may have at law or in equity for breach of this Agreement.

      11. Arbitration. Any claim, dispute or controversy arising out of this Agreement, as well as any and all disputes relating to, or in any way connected with or relating to your employment with the Company, the interpretation, validity or enforceability of this Agreement, or alleged breach thereof, shall be submitted to binding arbitration in Los Angeles, California (or other location mutually agreed to by the parties) pursuant to the arbitration procedures set forth in the American Arbitration Association's rules. The prevailing party in any arbitration conducted pursuant to the terms of this Section shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys' fees.

      12. Confidentiality. You agree that you will maintain in strict confidence the contents, terms and conditions of this Agreement and will not disclose the same directly or indirectly to any person or entity except (1) your spouse, attorneys, and tax advisors, if any, so long as such individuals agree to keep its terms confidential; or (2) as otherwise required by law. The Company agrees that it will not disclose the contents, terms and conditions of this Agreement to any person or entity except the Company's attorneys, tax advisors, Officers, Directors, Director of Human Resources, Chief Operating Officer, Chief Financial Officer, or as otherwise required by law. If any individual or entity with knowledge of this Agreement is asked about such matters, the only response shall he that you and the Company reached an amicable resolution concerning your separation from the Company.

      13. No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence or any wrongdoing or liability on the part of the


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Releasees. This Agreement shall be afforded the maximum protection allowable under state or federal law.

      14. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supercedes all prior agreements and understandings, whether written or oral, relating to such subject matter other than the Confidentiality Agreement referred to in Section 7. The Confidentiality Agreement shall survive this Agreement. If there is a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of the Confidentiality Agreement shall take precedence. You acknowledge that you have not relied on any promise, representation or agreement whatsoever in connection with your decision to sign this Agreement, except for those set forth in this Agreement.

      15. Modification. This Agreement may not be amended or otherwise changed except by another written agreement signed by both parties.

      16. Severability. If any provision of this Agreement is declared or determined by any court to be illegal, invalid, or unenforceable, the validity and enforceability of the remaining parts, parts of provisions, terms or provisions shall not be affected thereby and said illegal, invalid, or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

      17. Review of Agreement. You are hereby advised to consult with your own attorney prior to signing this Agreement. You understand that you may take up to twenty-one (21) calendar days to consider this Agreement. If you choose to sign this Agreement anytime within the twenty-one (21) calendar day consideration period, you waive the balance of that period.

      18. Revocation. You understand that you may revoke this Agreement within seven (7) calendar days from the date you sign this Agreement. To revoke, you must provide written notice within the seven (7) day calendar period, and such notice must be sent by Federal Express or hand delivery to: Megan Best, Director of Human Resources 30700 Russell Ranch Road, Westlake Village, CA 91362. If you revoke, none of the compensation set forth in Section 3 of this Agreement will be provided to you. If you do not revoke, the compensation contained in Section 3 will be provided to you after the expiration of the seven (7) day revocation period, but no earlier than as set forth in paragraph 3 of this Agreement.

      19. Knowing and Voluntary. You hereby state that you have read this entire Agreement carefully and fully understand its terms, and that you are signing the Agreement knowingly and voluntarily.


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      20. Governing Law. This Agreement shall be governed by the laws of the
State of California, without regard to its conflicts of law provisions.

      If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to: Megan Best, Director Human Resources & Administration, 30700 Russell Ranch Road, Westlake Village, CA 91362. I wish you the best in your future endeavors.

                                    Sincerely,

                                    HOMESTORE, INC.

                                    By:


                                        /s/ JACK DENNISON
                                    --------------------------------------------
                                    Jack Dennison
                                    Chief Operating Officer

I have read, understand and voluntarily agree to the terms set forth above:

/s/ PATRICK WHELAN                  Date: 8-1-03
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Patrick Whelan


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